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                                   FORM


                    STOCK OPTION/NON-COMPETE AGREEMENT



THIS EMPLOYEE STOCK OPTION/NON-COMPETE AGREEMENT ("the Agreement") is made effective as of October 13, 1994, by and between
             ("EMPLOYEE") and Policy Management Systems Corporation
("PMSC").


                           W I T N E S S E T H:


WHEREAS, EMPLOYEE has been employed by PMSC in a position of significant responsibility and PMSC desires to recognize EMPLOYEE'S contribution to PMSC by making EMPLOYEE a "Key EMPLOYEE" as defined in the Policy Management Systems Corporation 1989 Stock Option Plan ("Plan") and therefore eligible to be granted Options as defined therein; and

WHEREAS, EMPLOYEE has developed and will continue to develop intimate knowledge of PMSC's business practices, which, if exploited by EMPLOYEE in contravention of this Agreement, could seriously, adversely and irreparably affect the business of PMSC;
and

WHEREAS, EMPLOYEE and PMSC each desire to induce the other to enter into this Agreement; and

WHEREAS, PMSC would not make EMPLOYEE a Key EMPLOYEE in the event that EMPLOYEE refused to agree to the terms and conditions of this Agreement and thus EMPLOYEE would not be eligible to receive
Options under the Plan;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants of the parties hereto, EMPLOYEE and PMSC agree as follows:

 1. Grant. Effective October 13, 1994, PMSC grants EMPLOYEE "non-qualified" Options to purchase up to
                        (                       ) shares of PMSC
     common stock pursuant to the Plan. Non-qualified options are subject to tax upon exercise as set forth in paragraph 5 below.

     A. THESE OPTIONS AND THIS AGREEMENT MAY BE REVOKED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS IN THEIR ABSOLUTE DISCRETION, PRIOR TO THE TIME THEY BECOME EXERCISABLE IN ACCORDANCE WITH THIS AGREEMENT, IF THEY DEEM IT APPROPRIATE TO DO SO BASED UPON SUCH FACTS OR CIRCUMSTANCES AS THEY DEEM RELEVANT, INCLUDING, WITHOUT

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           LIMITATION, THE RESULTS OR FINDINGS, WHETHER PRELIMINARY OR
           FINAL, OF THE VARIOUS INVESTIGATIONS INTO PMSC'S PREVIOUSLY ISSUED FINANCIAL STATEMENTS.

     B. THE OPTIONS HEREBY GRANTED ARE ALSO SUBJECT TO THE SHAREHOLDERS OF PMSC APPROVING AN AMENDMENT TO THE PLAN TO AUTHORIZE THE ISSUANCE OF ADDITIONAL SHARES UNDER THE PLAN. IF SUCH SHAREHOLDER APPROVAL IS NOT OBTAINED, THE NUMBER OF OPTIONS GRANTED HEREBY SHALL BE REDUCED BY A PRO RATA AMOUNT AMONG THE OTHER OPTIONS GRANTED WITH THE SAME EFFECTIVE DATE.


 2. Price and Expiration. The option price of the shares subject to these Options is the closing price of the stock on the New York Stock Exchange on the date of grant, i.e., forty-four dollars ($44.00). These Options may not be exercised after the termination of employment or term as director of EMPLOYEE with PMSC, except that in the event of retirement with the consent of PMSC, EMPLOYEE may exercise these Options for a period of three (3) months after retirement, and in the event of the death of EMPLOYEE during his or her employment or term as a director or death within three (3) months after retirement, these Options may be exercised during a period of one (1) year from the date of death, as described in the Plan. In no event shall any Options be exercisable to any greater extent than they may have been at the date of said retirement or death. These Options must be exercised within ten (10) years of the effective date of this Agreement (the "Expiration Date") or they will expire.

 3. Availability for Exercise. 33 1/3% of the shares subject to the Options granted will become available for exercise on the third (3rd) anniversary of the effective date of this grant, an additional one-third will become exercisable beginning on the fourth (4th) anniversary of the effective date of this grant and the remainder will become exercisable beginning on the fifth (5th) anniversary of the effective date of this grant. For example... 33 1/3% of the total number of Options granted will be available for exercise beginning October 13, 1997, 66 2/3% will be available for exercise beginning October 13, 1998; and 100% will be available for exercise beginning October 13, 1999. Once Options become available for exercise, they will remain available for exercise unless they expire.

3A. Change in Control. If there is a Change in Control (as hereinafter defined) of PMSC prior to the Expiration Date, then, notwithstanding any other provision of the Plan or this Agreement to the contrary other than Section 1.B above and 3B below, to the extent the Option otherwise would have been exercisable according to the "One-third Schedule" as defined below, each Option granted hereby then outstanding shall become immediately exercisable in full and shall become nonforfeitable regardless of whether there is a change in office or employment status subsequent to such Change in Control.

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     For purposes of this Section, a "Change in Control" shall be deemed to have occurred in the event: (1) that substantially all of PMSC's assets are sold to another person, corporation, partnership, or other entity other than one owned or controlled by PMSC; or (2) any person, corporation, partnership or other entity, either alone or in conjunction with its "affiliates" as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended, or other group of persons, corporations, partnerships or other entities who are not affiliates, but who are acting in concert, becomes the owner of record or beneficially of securities of PMSC which represent thirty-three and one-third percent (33 1/3%) or more of the combined voting power of PMSC's then outstanding securities entitled to elect directors; or (3) the Board or a committee thereof makes a determination in its reasonable judgment that a Change in Control of PMSC has taken place.

     For purposes of this Section, the "One-third Schedule" shall mean that one-third of the total number of Options granted hereunder would be exercisable beginning on the first anniversary date of the grant; an additional one-third would be exercisable beginning on the second anniversary date of the grant; and all would be exercisable beginning on the third anniversary date of the grant. Provided, however, if the shareholders approve an amendment to the Plan to allow for the immediate exercisability of all Options granted hereunder in the event of a Change in Control, if there is a Change in Control of PMSC prior to the Expiration Date, then notwithstanding any other provision of the Plan or this Agreement except Sections 1B above and 3B below: (i) each Option granted hereby then outstanding shall become immediately exercisable in full regardless of whether there is a change in office or employment status subsequent to such Change in Control; (ii) EMPLOYEE shall have a period of ninety
     (90) days after termination of employment to exercise the Options granted hereby; and (iii) and in the event of the death of EMPLOYEE during the aforementioned ninety (90) day period, said Options may be exercised during a period of one
     (1) year from the date of death, as described in Section 10 of the Plan, but in no event shall these Options be exercised after the tenth anniversary date these Options were granted.

3B. Sale or merger. In the event of dissolution or liquidation of PMSC or any merger or combination in which PMSC is not a surviving corporation ("Sale or Merger"), each outstanding Option granted hereunder shall terminate, but the Optionee shall have the right, immediately prior to such dissolution, liquidation, merger or combination, to exercise his or her Option, in whole or in part, to the extent that it shall not have been exercised, without regard to any installment exercise provisions.

3C. Additional Compensation. In the event a Change in Control or Sale or Merger, as described in Sections 3A and 3B above, occurs while EMPLOYEE is employed by PMSC and occurs prior to the Expiration Date, then in addition to the exercise rights granted, EMPLOYEE also shall be compensated based on the following formula, subject to the following conditions, EMPLOYEE may elect by written notice to PMSC's General Counsel the following in lieu of all other compensation from PMSC:

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     (a)  EMPLOYEE shall be paid an annual salary for two (2) years following a Change in Control or Sale or Merger consisting of one hundred percent (100%) of the average amount of total cash compensation of EMPLOYEE for the two
          (2) calendar years prior to the time of such Change in Control or Sale or Merger. For purposes of the foregoing, "average amount of total cash compensation" shall include salary and bonuses, but shall specifically exclude income attributable to the granting or exercising of stock options.

     (b) Notwithstanding any of the provisions of this Agreement, the amount of all payments to be made pursuant to this Agreement after a Change of Control or a Sale or Merger shall not exceed one dollar ($1.00) less than that amount which would cause any such payment to be deemed a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended, and as said statute is then in effect at the time of such payment.

     (c) Any payments made to EMPLOYEE following a Change of Control or a Sale or Merger that shall be disallowed, in whole or in part, as a deductible expense to PMSC for Federal income tax purposes by the Internal Revenue Service on the basis that Section 280G of the Code prohibits such deduction shall be reimbursed by EMPLOYEE to the full extent of said disallowance within six (6) months after the date on which the amount of said disallowance has been finally determined and PMSC has paid the deficiency with respect to said disallowance. PMSC shall legally defend any proposed disallowance by the Internal Revenue Service and the amount required to be reimbursed by EMPLOYEE shall be the amount determined by an appropriate court in a final, nonappealable decision that is actually disallowed as a deduction. In lieu of payment to PMSC by EMPLOYEE, PMSC may, in its discretion, withhold amounts from EMPLOYEE's future compensation payments until the amount owed to PMSC has been fully recovered. No such withholding shall occur prior to the date on which EMPLOYEE would be required to make reimbursement as provided herein.

     (d) If the limitation set forth in (b) may at any time become applicable to the amounts otherwise due pursuant to paragraph (a) then PMSC shall continue to pay EMPLOYEE all amounts as provided under paragraph (a) until such time as cumulative payments equal the aggregate amount as limited by paragraph (b) and EMPLOYEE may terminate his employment on three (3) months notice at any time within the last twelve (12) months of the time period during which the payments described in this Section 3C will be paid without affecting his rights to receive said payments.

     (e) PMSC shall have no obligation to pay the amounts set forth in (a) as limited by (b) if there is reasonable proof that the non-competition or non-hire provisions of Sections 7 and 8 of this Agreement are being violated.

     (f) In the event of termination of employment of EMPLOYEE for Cause, as hereinafter defined, following a Change of Control or Sale or Merger, PMSC shall not be obligated to make any further payments of the compensation amounts provided for in this Section. Notwithstanding any other provision of this Agreement, except for (d) and (i) hereinafter which shall control in the event EMPLOYEE terminates employment as provided in (d) and (i), in the event EMPLOYEE voluntarily terminates employment following a Change of Control or Sale or Merger for other than Good Reason, as defined hereinafter, compensation amounts set forth in (a) and (b) shall be payable only for a one (1) year period following termination of employment.

          "Cause" for the purposes of this Section is defined to mean: (1) willful failure to substantially perform prescribed duties other than as a result of disability; or (2) willful engagement in misconduct significantly detrimental to PMSC.

          "Good Reason" to terminate employment with PMSC occurs if: (1) duties are assigned that are materially inconsistent with previous duties; (2) duties and responsibilities are substantially reduced; (3) base compensation is reduced not as part of an across the board reduction for all senior officers or executives;
          (4) participation under compensation plans or arrangements generally made available to persons at EMPLOYEE's level of responsibility at PMSC is denied; (5) a successor fails to assume this Agreement; or (6) termination is made without compliance with prescribed procedures.

     (g) In the event EMPLOYEE is involuntarily terminated by PMSC without Cause or EMPLOYEE voluntarily terminates employment for Good Reason, PMSC's obligation to pay the compensation amounts provided in this Section shall survive termination of employment.

     (h) Further, in the event of termination of employment during the pendency of a "Potential Change of Control", as hereinafter defined, the provisions of (f) and (g) shall apply as if an actual Change of Control or Sale or Merger had taken place. A Potential Change of Control shall be deemed to have occurred if: (1) PMSC has entered into an agreement or letter of intent the consummation of which would result in a Change of Control or Sale or Merger;
          (2) any person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control or Sale or Merger; or (3) the Board of Directors of PMSC or a Committee thereof in its reasonable judgment makes a determination that a Potential Change of Control for purposes of this Agreement has occurred. A Potential Change of Control remains pending for purposes of receiving payments under this Section until the earlier of the occurrence of a Change of Control or Sale or Merger or a determination by the Board of Directors or a committee thereof (at any time) that a Change of Control or Sale or Merger is no longer reasonably expected to occur.

     (i) Notwithstanding anything contained in this Agreement to the contrary, EMPLOYEE and PMSC or the person, corporation, partnership or other entity acquiring control of PMSC, with the concurrence of the Chief Executive Officer and Compensation Committee of the Board of Directors of PMSC, may mutually agree that EMPLOYEE, with three (3) months' notice, may terminate his employment and receive a lump sum payment equal to the present value of remaining payments under this Agreement discounted by the then current Treasury Bill rate for the remaining term of this Section.

 4. Order of Exercise. The Options may be exercised without regard to the order in which these and any other Options were granted and without regard to any unexpired and unexercised qualified, Incentive Stock Options ("ISO's") or other non-qualified options.

 5. Tax Liability. The tax liability which EMPLOYEE may incur relating to these Options is described below based upon present law and regulations which are subject to change.
     Taxes incurred are:

     +    when options are granted - none

     + when options are exercised - the difference between the fair market value of the stock at the date of exercise of an Option and the option price is a capital gain but generally will be treated as ordinary income during the year the Option is exercised. Such tax liability is created at the time EMPLOYEE exercises an Option and PMSC is required to collect withholding taxes from EMPLOYEE. Federal income taxes (computed at a rate of 28% of the above described difference) and FICA and state income taxes (computed at the applicable rate of the above described difference) are withheld. For example...if the option price is $33.00 and the fair market value at the date of the exercise is $38.00, the difference is $5.00, and assuming an applicable FICA rate of 7.65% and state income tax rate of 7%, along with the 28% federal income tax, the PMSC would collect a tax of $2.13 per share from EMPLOYEE.

     + when shares are sold - the difference between the fair market value at the date of exercise (the $38.00 in the above example) and the price at which EMPLOYEE sells the stock is treated the same as above described during the year in which EMPLOYEE sells the stock purchased by exercise of his or her Options.

 6. Exercise and Payment. Exercises of Options shall only be handled pursuant to the Instructions set forth on the last page of this Agreement. To exercise these Options, EMPLOYEE shall make payment in full to PMSC for the option price of the shares to be purchased...plus the combined (federal, FICA and state) tax liability EMPLOYEE incurs.

     Such taxes paid to PMSC will be forwarded to the Internal Revenue Service and appropriate state tax commission and credited to EMPLOYEE in the same manner as the withholding tax on EMPLOYEE's salary. EMPLOYEE's actual tax will depend upon the overall tax rate calculated when EMPLOYEE prepares his or her tax returns. EMPLOYEE should consult a tax professional regarding questions about EMPLOYEE's actual tax liability.

 7. Non-competition. In consideration of the Options hereby granted, EMPLOYEE covenants and agrees that EMPLOYEE shall devote his or her best efforts to furthering the best interests of PMSC and that during the period of his or her employment with PMSC and for the periods set forth below following the date of separation from employment, EMPLOYEE shall not "Compete" with PMSC. The region within which EMPLOYEE agrees not to Compete with PMSC is the United States, Canada, and those countries in which PMSC has customers or clients as of the date of EMPLOYEE's separation from employment. For the purpose of this Agreement, the term "Compete" shall have its commonly understood meaning which shall include, but not be limited by, the following items with respect to PMSC's insurance application software licensing, data processing, consulting and information services businesses and any other businesses carried on by PMSC at the time of EMPLOYEE's separation from employment:

       (i) for a period of two (2) years, soliciting or accepting as a client or customer any individual, partnership, corporation, trust or association that was a client, customer or actively sought after prospective client or customer of PMSC during the twelve (12) calendar month period immediately preceding the date of EMPLOYEE's separation from employment;

      (ii) for a period of one (1) year, acting as an EMPLOYEE, independent contractor, agent, representative, consultant, officer, director, or otherwise affiliated party of any entity or enterprise which is competing with PMSC in offering similar application software or services to parties described in (i) above; or

     (iii) for a period of one (1) year, participating in any such competing entity or enterprise as an owner, partner, limited partner, joint venturer, creditor or stockholder (except as an equity holder holding less than a one percent (1%) interest).

 8. Non-Hiring. During EMPLOYEE'S employment with PMSC and for a period of three (3) years after separation from such employment, EMPLOYEE agrees that EMPLOYEE shall under no circumstances hire, attempt to hire or assist or be involved in the hiring of any employee of PMSC either on EMPLOYEE'S behalf or on behalf of any other person, entity or enterprise. Also, for the same period of time, EMPLOYEE agrees to not communicate to any such person, entity or enterprise the names, addresses or any other information concerning any employee of PMSC or any past, present or actively sought after prospective client or customer of PMSC.

 9. Equitable Relief. EMPLOYEE acknowledges (i) that EMPLOYEE'S skill, knowledge, ability and expertise in the business described herein is of a special, unique, unusual, extraordinary, and/or intellectual character which gives said skill, etc. a peculiar value; (ii) that PMSC could not reasonably or adequately be compensated in damages in an action at law for breach of this Agreement; and (iii) that a breach of any of the provisions contained in this Agreement could be extremely detrimental to PMSC and could cause PMSC irreparable injury and damage. Therefore, EMPLOYEE agrees that PMSC shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver of or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

10. Breach of Agreement. EMPLOYEE agrees that in the event EMPLOYEE breaches any provision of this Agreement, PMSC shall be entitled, in addition to any other remedies it may have under this Agreement, to offset, to the extent of any liability, loss, damage or injury from such breach, any payments due to EMPLOYEE pursuant to his or her employment with PMSC.

11. Employment Understanding. This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof, and there are no agreements, understandings, restrictions, warranties or representations between the parties relating to said subject matter other than those set forth or provided for herein or in any Agreement Not To Divulge or employment agreement between PMSC and EMPLOYEE. It is understood that PMSC's and EMPLOYEE's relationship is one of "at will" employment unless EMPLOYEE and PMSC have entered into a written employment agreement which provides otherwise. This Agreement shall not affect, or be affected by, any employment agreement, if any, between PMSC and EMPLOYEE.

12. General. In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained herein) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement enforceable to the fullest extent permitted under applicable laws. All references to PMSC shall include its subsidiaries as applicable. This Agreement shall inure to the benefit of and be enforceable by PMSC and its successors and assigns. No provision of this Agreement may be changed, modified, waived or terminated, except by an instrument in writing signed by the party against whom the enforcement of such is sought. No waiver of any provision or provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Headings in this Agreement are inserted solely as a matter of convenience and reference and are not a part of this Agreement in any substantive sense.

     This Agreement may be executed in two counterparts, each of which will take effect as an original and shall evidence one and the same Agreement.

13. Plan Controls. In the event of any discrepancy between this Agreement and the Plan as to the terms and conditions of the Options, the Plan shall control.

14. Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

POLICY MANAGEMENT SYSTEMS CORPORATION
"PMSC"

BY: _________________________________
               Steven A. Denning

TITLE:   Director and Chairman of the
         Compensation Committee

EMPLOYEE

_____________________________________
(Signature)


(Type or Print Name)
_____________________________________
(Date Signed by EMPLOYEE)

              INSTRUCTIONS FOR EXERCISE OF PMSC STOCK OPTIONS


Contact Person:     Lynn W. Dillard, Ext. 4303
                    1A4
                    Post Office Box Ten, Columbia, SC 29202



An exercise form must be obtained and properly filled out. The form and EMPLOYEE's check for the appropriate exercise price and withholding taxes (federal and state income taxes and FICA) must be delivered to the Contact Person. PMSC does not deal with third parties concerning EMPLOYEE's exercise of his or her stock options. If an EMPLOYEE deals with a brokerage firm, a bank or any other third party, the EMPLOYEE shall be responsible to keep such party from impacting on the two-party transaction between PMSC and the EMPLOYEE. This transaction solely consists of EMPLOYEE bringing PMSC the exercise form and his or her own check and after several days PMSC giving EMPLOYEE a certificate for his or her shares of stock. PMSC's stock transfer agent is located in New York. If desired, an EMPLOYEE may request and pay the charges for the certificate to be sent to PMSC via Federal Express. The certificate will only be issued in the EMPLOYEE's name. EMPLOYEEs may only exercise a whole number of options as PMSC shall not direct the transfer agent to issue fractional shares.

As an optionholder, an EMPLOYEE is entitled to request copies of PMSC's Annual and Quarterly Reports. An EMPLOYEE will not receive such reports automatically as an optionholder. Additionally, reports are available upon request showing a complete list of EMPLOYEE's options outstanding, options available for exercise, cost per share, total costs, and expiration dates of options. An EMPLOYEE may wish to request these materials or information before exercising options by calling or writing the Contact Person.


THESE INSTRUCTIONS ARE SUBJECT TO CHANGE WITHOUT NOTICE.

                          SCHEDULE OF PARTICULARS
                       FOR NAMED EXECUTIVE OFFICERS
              RE: EMPLOYEE STOCK OPTION/NON-COMPETE AGREEMENT



NAMED EXECUTIVE             DATE OF       NUMBER   OPTION
   OFFICER                  GRANT         GRANTED   PRICE

G. Larry Wilson         October 13, 1994  225,000  $44.00
David T. Bailey         October 13, 1994  100,000  $44.00
Charles E. Callahan     October 13, 1994  100,000  $44.00
Donald A. Coggiola      October 13, 1994   50,000  $44.00
Stephen G. Morrison     October 13, 1994   30,000  $44.00
Timothy V. Williams     October 13, 1994   30,000  $44.00